MAIN STREET AND MAIN INCORPORATED
                        5050 North 40th Street, Suite 400
                             Phoenix, Arizona 85018

                               August _____, 2000

To: Securities Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities brokers, dealers, commercial banks, trust companies, and other nominees in connection with the offering by Main Street and Main Incorporated (the "Company") of an aggregate of 4,011,740 shares of the Company's common stock, par value $.001 per share ("Common
Stock"), at a subscription price of $2.375 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on August _____, 2000 ("Subscription Rights"), to all holders of record of shares of the Company's Common Stock as of the close of business on July 31, 2000 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for additional shares of Common Stock, subject to proration if necessary. The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each 2.5 shares of Common Stock owned by such beneficial owner on the record date. Stockholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest full Subscription Right.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents:

     1.   Prospectus;
     2. Instructions for Use of Main Street and Main Incorporated Subscription Certificates;
     3.   Form of Letter from Brokers or Other Nominees to Beneficial Owners;
     4.   Instructions by Beneficial Owners to Brokers or Other Nominees;
     5.   Form of Notice of Guaranteed Delivery; and
     6.   Return  envelope  addressed  to  Computershare  Trust  Company,   Inc.
          (formerly American Securities Transfer & Trust, Inc.), as Subscription Agent.

     Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Mountain Daylight Savings Time, on September 20, 2000 (as it may be extended, the "Expiration Date").

     To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

     Additional copies of the enclosed materials may be obtained by contacting John Harmann at Computershare Trust Company, Inc., at (303) 986-5400 (tel),
(303) 986-2444 (fax), or at johnh@asttrust.com.

                                        Sincerely,


                                        ----------------------------------------
                                        Bart A. Brown, Jr., President and CEO